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                                                                     EXHIBIT 8.1

                         [ALSTON & BIRD LLP LETTERHEAD]

                                  June 29, 1998


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018

Transflorida Bank
1489 West Palmetto Park Road
Suite 300
Boca Raton, Florida  33486

                  Re: Proposed Agreement and Plan of Reorganization involving Union Planters Corporation, Union Planters Bank, National Association, Union Planters Holding Corporation, and Transflorida Bank.

Ladies and Gentlemen:

                  We have served as counsel to Union Planters Corporation ("UPC") in connection with the proposed reorganization of UPC, Union Planters Bank, National Association ("UPBNA"), Union Planters Holding Corporation ("UPHC") and Transflorida Bank ("Transflorida") pursuant to an Agreement and Plan of Reorganization, as amended ("Agreement"), which provides for the merger ("Merger") of Transflorida into UPBNA. In our capacity as counsel to UPC, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed transaction.

                  In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended ("Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Registration Statement (defined below), and, unless otherwise specified, all section references herein are to the Code.

                             INFORMATION RELIED UPON

                  In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

                  (1)      The Agreement; and

                  (2) The Registration Statement on Form S-4 filed by UPC with the Securities and Exchange Commission under the Securities Act of 1933, on June 26, 1998, including the Proxy Statement/Prospectus for the special meeting of shareholders of Transflorida ("Registration Statement").

                  In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, that all statements set forth in such documents are accurate, that the transactions contemplated by the Agreement will be consummated


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in accordance therewith and as described in the Registration Statement.

                  We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Transflorida and UPC and through certificates (the "Certificates") provided by the management of Transflorida and the management of UPC and attached hereto as Exhibits A and B.

                  You have advised us that the Transflorida Board believes that, among other things, the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of Transflorida and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry.

                                    OPINIONS

         Based on the representations contained in the Certificates, the foregoing assumptions and subject to the assumptions and qualifications set forth in the Registration Statement under the heading "Description of Transaction--Certain Federal Income Tax Consequences of the Merger," we are of the opinion that under presently applicable federal income tax law:

                  (1) For federal income tax purposes, the proposed transaction will be viewed as an acquisition by UPHC of substantially all of the assets of Transflorida solely in exchange for UPC Common Stock and the assumption of all of the liabilities of Transflorida followed by the transfer of the assets and all of the liabilities acquired from Transflorida to UPBNA.

                  (2) The acquisition by UPHC of substantially all of the assets of Transflorida in exchange solely for shares of UPC Common Stock and the assumption by UPHC of Transflorida's liabilities will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Code. For purposes of this opinion, "substantially all" means at least 90 percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Transflorida held immediately prior to the proposed transaction. Pursuant to section 368(a)(2)(C), the reorganization will not be disqualified under section 368(a)(1)(C) by reason of the fact that the assets of Transflorida which were acquired by UPHC are transferred to UPBNA, such transfer to be accomplished by the merger of Transflorida into UPBNA as provided in the Agreement.

                  (3) No gain or loss will be recognized to the shareholders of Transflorida upon the receipt of UPC Common Stock solely in exchange for all of their shares of Transflorida Common Stock (except with respect to any cash received in lieu of a fractional share interest of UPC Common Stock).

                  (4) The aggregate tax basis of the UPC Common Stock to be received by the Transflorida shareholders who exchange all of their Transflorida Common Stock solely for UPC Common Stock in the Merger will be the same as the aggregate tax basis of the Transflorida Common Stock surrendered in exchange therefor, less the basis of any fractional share of UPC Common Stock settled by cash payment.

                  (5) The holding period of the UPC Common Stock to be received by the Transflorida shareholders who exchange all of their Transflorida Common Stock solely for UPC Common Stock in the Merger will include the period during which the Transflorida Common Stock surrendered in the exchange therefor was held, provided such Transflorida Common Stock is held as a capital asset on the date of the exchange.

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                  (6)      The payment of cash in lieu of fractional share
interests of UPC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by UPC. These cash payments will be treated as having been received as distributions in exchange for the shares of UPC Common Stock redeemed subject to the provisions and limitations of section 302(a).

                  (7) Where cash is received by a shareholder of Transflorida who exercises dissenters' rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of such holder's Transflorida Common Stock subject to the provisions and limitations of section 302. Any such Transflorida shareholders who, after the distribution, own no UPC Capital Stock directly or through the application of section 318(a) shall be treated as having a complete termination of interest within the meaning of section 302(b)(3), and the cash will be treated as a distribution in full payment in exchange for such Transflorida Common Stock as provided in section 302(a).

                  (8) No gain or loss will be recognized to Transflorida upon the transfer of substantially all of its assets to UPHC solely in exchange for UPC Common Stock and the assumption by UPHC of the liabilities of Transflorida.

                  (9) No gain or loss will be recognized to UPC or UPHC upon the acquisition by UPHC of substantially all of the assets of Transflorida in exchange for shares of UPC Common Stock and the assumption by UPHC of the liabilities of Transflorida.

                  (10) No gain or loss will be recognized to UPHC upon the transfer of all of Transflorida's assets to UPBNA in constructive exchange for UPBNA stock and the assumption by UPBNA of the Transflorida liabilities which were assumed by UPHC.

                  (11) No gain or loss will be recognized to UPBNA upon the receipt of assets of Transflorida from UPHC in constructive exchange for UPBNA stock.


                                   CONCLUSION

                  The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out in the Certificates, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements set out in the Certificates are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

                  This opinion is being provided solely for the use of UPC, UPBNA, UPHC, Transflorida, and the shareholders of Transflorida. No other person or party shall be entitled to rely on this opinion.

                  We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary--The Merger", "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger" and "Opinions" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of UPC.

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                                            Very truly yours,

                                            ALSTON & BIRD LLP

                                            By: /s/ PHILIP C. COOK
                                               --------------------------------
                                               Philip C. Cook, Partner